EXHIBIT 3 ii (g)

RESOLUTION TO AMEND SECTION 5.01
NATIONAL WESTERN LIFE INSURANCE COMPANY BYLAWS

BE IT RESOLVED by the Board of Directors of National Western Life Insurance Company that Section 5.01 of the Company Bylaws is hereby amended to provide as follows:

Section 5.01.  Stock Shares With and Without Certificates; Direct Registration Program.

(1)
At the option of the shareholder, shares of the Company may, but need not, be represented by certificates.  Unless some statute expressly provides otherwise, the rights and obligations of shareholders are not affected by the fact that their shares are not represented by certificates.  The Company is hereby authorized to issue any and all of its shares, classes, or series, with or without certificates.  The authorization does not affect shares already represented by certificates until they are surrendered to the Company.

(2)
Certificates.  Certificates in such form as may be determined by the Board of Directors may be delivered representing shares to which shareholders are entitled.  Such certificates shall be consecutive numbered and shall be entered in the books of the Corporation as they are issued.  Each certificate shall state on the face thereof the holder’s name, the number and class of shares, and the par value of such shares or a statement that such shares are without par value.  They shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary and may be sealed with the seal of the Corporation or a facsimile thereof.  If any certificate is countersigned by a transfer agent or a transfer clerk, the signature of any such officer may be facsimile.

(3)
Uncertificated Shares.  The issuance of shares that are not represented by physical certificates are eligible to participate in the Direct Registration Program of the transfer agent and the Depository Trust Corporation.  Within a reasonable time after the issuance of transfer of shares without certificates, the Company’s Transfer Agent shall send to the shareholder a written statement containing the following information:  (a) The name of the Company and that it is incorporated under the laws of the State of Colorado; (b) the name of the person who is the shareholder; (c) the number and class of shares evidenced by the statement, and the description of the series; and (d) a summary of the designations, preferences, limitations, and relative rights applicable to each class, the variation in preferences, limitations, and rights determined for each series, and the authority of the Board of Directors to determine variations for future classes or series.